Exhibit 10.1

KMG CHEMICALS, INC.

TIME-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

(FY2019-2021)

THIS TIME-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”) is made by KMG Chemicals, Inc., a Texas corporation, or any successor in interest thereto (the “Company”) and grants Restricted Stock Units to each of the individuals set forth on Schedule 1 (referred to herein as a “Grantee”), on October 22, 2018 (the “Grant Date”), subject to the terms and provisions of the KMG Chemicals, Inc. 2016 Long‑Term Incentive Plan, effective as of November 30, 2015 (as amended, the “Plan”).  The Plan is hereby incorporated herein in its entirety by this reference.  Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is an Employee, and in connection therewith, the Company desires to grant Time-Based Restricted Stock Units to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and

WHEREAS, Grantee desires to be the holder of such Restricted Stock Units subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Grant of Units.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee the number of Restricted Stock Units (the “Units”), as are set forth opposite Grantee’s name in Schedule 1, which Schedule is attached hereto and incorporated herein.  Subject to Section 3 hereof, each Unit shall initially represent one share of the Company’s Common Stock $.01 par value (“Share”).  Each Unit represents an unsecured promise of the Company to deliver a Share to Grantee pursuant to the terms and conditions of the Plan and this Agreement.  As a holder of Units, Grantee has only the rights of a general unsecured creditor of the Company unless and until the Units are converted to Shares upon vesting and transferred to Grantee as set forth herein.

2.Transfer Restrictions.  Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Units granted hereunder.  Any purported Transfer of Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3.Vesting and Payment of Units.

(a)Vesting.  Vesting of the Units, as described below, shall be subject to the continued Employment of Grantee.  The Units will be divided into three separate tranches (each, a “Tranche”).  Provided that Grantee remains in Employment from the Grant Date through the applicable Vesting Date shown below (the “Service Requirement”), except as provided below in Section 3(d), 4(a), 4(b) or 4(c), the Units will vest with respect to each Tranche as follows:

Tranche	Percent of Vested Units	Vesting Date
Tranche #1	33 1/3% Units	5 pm Central Time on July 31, 2019
Tranche #2	33 1/3% Units	5 pm Central Time on July 31, 2020
Tranche #3	33 1/3% Units	5 pm Central Time on July 31, 2021

Fractional Shares shall be subject to rounding as provided in Section 9(a).

(b)Settlement of Units.  Following the applicable vesting date under Section 3(a), the Company shall deliver to Grantee the number of Shares which have become vested as determined in accordance with Section 3(a), 3(d), 4(a), 4(b) or 4(c), as adjusted in accordance with Section 3(c), if applicable.  All Shares delivered to or on behalf of Grantee in exchange for vested Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.  For purpose of this Agreement, subject to Section 8 for a specified employee if applicable, upon the vesting of any Units, the applicable Shares shall be delivered not later than thirty (30) days after any Units become vested pursuant to either Section 3(a), 3(d), 4(a), 4(b) or 4(c).

(c)Dividends, Splits and Voting Rights.  If the Company (i) declares a stock dividend or makes a distribution on Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder.  The determination of the Committee under the Plan regarding such adjustments shall be binding.

(d)Change in Control.  If (i) there is a Change in Control of the Company (including the Closing, as defined in the Merger Agreement (the “Closing”)) and (ii) during the eighteen (18) month period commencing immediately following the effective date of such Change in Control, Grantee’s Employment is either (A) involuntarily terminated by the Company without Cause or (B) voluntarily terminated by Grantee for Good Reason (as defined below), then the Service Requirement of this Section 3 shall automatically be deemed satisfied with respect to each Tranche that has not previously vested prior to the Grantee’s termination date, and all of the Units subject to each such unvested Tranche shall become vested for 150% of the Shares covered by such Units and thus the number of Shares covered by such Units shall automatically be increased to the 150% level at that time.  In the event that Grantee’s termination from Employment qualifies for vesting under both this Section 3(d) and Section 4(c), then this Section 3(d), and not Section 4(c), shall control and govern.

4.	Forfeiture.

(a)Termination Due to Death or Disability.  If Grantee’s Employment is terminated due to the death or Disability (as defined below) of Grantee, then vesting of the Units will occur as follows: the Service Requirement shall be deemed satisfied for a number of Units equal to 100% of the Shares covering the unvested Units subject to the next Tranche that would vest following the Grantee’s termination of Employment, multiplied by a fraction, the numerator of which is the number of Grantee’s Months of Service during the one year vesting period of the applicable Tranche in which Grantee’s termination of Employment occurred, and the denominator of which is twelve (12).  For purposes of Section 4(a) and (c), a “Month of Service” means a calendar month or any fraction thereof during which Grantee was in Employment.

(b)Termination Due to Retirement.  If Grantee’s Employment is terminated due to Retirement (as defined in the Plan) of Grantee, then the Service Requirement of Section 3(a) shall automatically be deemed satisfied with respect to each Tranche that was unvested at that time, and thus all of the Units subject to each such Tranche shall immediately become vested for 100% of the Shares covered by such Units, as of the effective date of such Retirement.

(c)Termination Without Cause.  If Grantee’s Employment is terminated without Cause, then the Service Requirement of Section 3(a) shall automatically be deemed satisfied with respect to a number of Shares equal to 100% of the Shares covering the unvested Units subject to the next Tranche that would vest following the Grantee’s termination of Employment, multiplied by a fraction, the numerator of which is the number of Grantee’s Months of Service during the one year vesting period of the applicable Tranche in which Grantee’s termination of Employment occurred, and the denominator of which is twelve (12).

(d)Termination Other than Death, Disability, Retirement, Without Cause, or for Good Reason.  If Grantee’s Employment is voluntarily or involuntarily terminated by the Company or by Grantee for any reason other than as provided in Section 3(d), 4(a), 4(b) or 4(c) above, Grantee shall immediately forfeit all Units that are not already vested as of such termination of Employment date.  Upon the forfeiture of any Units hereunder, Grantee shall cease to have any rights in connection with such unvested Units as of the date of such forfeiture.

(e)Good Reason  “Good Reason” shall mean either of the following events that occur without Grantee’s written consent in connection with Grantee’s termination from Employment, other than due to death or Disability: (i) Grantee incurs any reduction in his base salary or target incentive compensation, or (ii) Grantee’s principal place of work for the Company or any of its Affiliates is changed to any location that is more than forty (40) miles from his then principal place of work.  Notwithstanding anything to the contrary contained herein, a termination from Employment for “Good Reason” shall occur only if (A) Grantee provides written notice to the Company, or to the Affiliate that is the employer of such Grantee (the “Employer”), of the occurrence of the event that constitutes “Good Reason” hereunder within thirty (30) days of his first knowledge of the existence of such event, (B) the Company or other Employer fails to adequately remedy the event within thirty (30) days of its receipt of such written notice from Grantee, and (C) Grantee terminates his Employment no later than sixty (60) days following the end of such cure period.

(f)Disability  “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.  Any determination of “Disability” shall be made by a physician selected or approved by the Committee (or its delegate) and, in this respect, Grantee shall submit to any reasonable examination(s) required in the opinion of such physician.

5.Treatment of Awards following Closing.  Upon the effective time (the “Effective Time”) of the consummation of the merger of the Company with and into Cobalt Merger Sub Corporation, a Texas corporation (“Cobalt”), as such merger is contemplated in that certain Agreement and Plan of Merger by and among the Company, Cabot Microelectronics Corporation, a Delaware corporation (“Cabot”), and Cobalt, dated as of August 14, 2018 (the “Merger Agreement”), the Units that are outstanding under this Agreement as of immediately prior to the Effective Time will be assumed by Cabot pursuant to Section 2.3(b) of the Merger Agreement and, following the Effective Time, all references herein and in the Plan to the “Company” shall refer to Cabot.

6.Violations of Law or Regulations.  Notwithstanding any provision hereof to the contrary, Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to Grantee hereunder, if the issuance of such Shares constitutes a violation by Grantee or the Company of any law or regulation of any governmental authority.  Any determination in this regard that is made by the Committee, in good faith, shall be final and binding.  The rights and obligations of the Company and Grantee are subject to all applicable laws and regulations.

7.Tax Withholding.  To the extent that the vesting of the Units or the receipt of Shares hereunder gives rise to an employment, income or other tax withholding obligation for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so,

Company is authorized to (a) withhold from any cash or other remuneration (including any Shares or Units), then or thereafter payable to Grantee, any tax required to be withheld; or (b) sell such number of Shares before their transfer to Grantee as is appropriate to satisfy such tax withholding requirements, before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.

8.Code Section 409A Compliance.  This Agreement is intended to be drafted in a manner such that no amount or other benefit provided under this Agreement becomes subject to (a) gross income inclusion under Section 409A of the Internal Revenue Code (“Section 409A”) or (b) interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.  Any provisions of the Agreement that are subject to Section 409A are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly.  Notwithstanding any provision of this Agreement to the contrary, if any benefit provided hereunder would be subject to Section 409A Penalties because the timing of such benefit is not delayed as required by Section 409A for a “specified employee” (as defined under Section 409A), then if Grantee is on the applicable date a specified employee, any such benefit that Grantee would otherwise be entitled to receive during the first six months following Grantee’s “separation from service” (as defined under Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following Grantee’s date of “separation from service”, or such earlier date upon which such benefit can be provided under Section 409A without being subject to the Section 409A Penalties such as, for example, upon Grantee’s death.  In no event whatsoever shall the Company or any of its affiliates be liable to the Participant or any party for any additional tax, interest or penalties that may be imposed on Participant or any other person by Section 409A or any damages for failing to comply with Section 409A.

9.Miscellaneous.

(a)No Fractional Shares.  All provisions of this Agreement concern whole Shares.  If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

(b)Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period.  The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement had not been executed.

(c)Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at his address indicated on the Company’s records, or at such other address and number as a party has previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(d)Amendment, Termination and Waiver.  This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company,

and as to any particular Grantee, by that Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(e)Severability.  Should any provision contained herein be held unenforceable by a court of competent jurisdiction, the provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

(f)Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of the incorporation of the Company as in effect from time to time, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than the incorporation of the Company as in effect from time to time.  Jurisdiction and venue of any action or proceeding relating to this Agreement shall be exclusively in the federal and state courts of competent jurisdiction located in Fort Worth, Texas, and the Company and each Grantee waives any objection to such venue and jurisdiction including, without limitation, that it is inconvenient.

(g)Successors and Assigns.  This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and their permitted successors and assigns as determined under the terms of the Plan.

(h)Interpretive Matters.  In the interpretation of the Agreement, except where the context otherwise requires:

i.The headings used in the Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of the Agreement.

ii.The terms “including” and “include” do not denote or imply any limitation;

iii.The conjunction “or” has the inclusive meaning “and/or”;

iv.The singular includes the plural, and vice versa, and each gender includes each of the others;

v.Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof; and

vi.The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

[Signature page follows.]

IN WITNESS WHEREOF, this Time-Based Restricted Stock Unit Grant Agreement is hereby granted and executed, effective as of the Grant Date first written above.

KMG CHEMICALS, INC.
By:
Christopher T. Fraser
President and CEO

Date: October 23, 2018

SCHEDULE 1

TIME-BASED RESTRICTED STOCK UNIT FY 2019-2021

[Employee Name]	[Number of Restricted Stock Units]